Exhibit 3.1

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CROSSROADS SYSTEMS, INC.

Crossroads Systems, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”) DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on September 26, 1996 under the name “Crossroads Holding Corporation.”

SECOND: The Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc. in the form attached hereto as Annex A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the DGCL by the directors and stockholders of the Corporation.

THIRD: The Sixth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Annex A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Crossroads Systems, Inc. has caused this Sixth Amended and Restated Certificate to be signed by its duly authorized and elected President this ___ day of ___________, 1999.

CROSSROADS SYSTEMS, INC.

By:
James H. Moore
President

ANNEX A

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CROSSROADS SYSTEMS, INC.

ARTICLE I

The name of this Corporation shall be Crossroads Systems, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

4.1 Prior to a Qualified Public Offering (as defined in Section B.8 of this Section 4.1 of this Article IV hereof), the Corporation’s capital stock shall be comprised as set forth in this Section 4.1 as follows:

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock authorized to be issued is Sixty Million (60,000,000) shares. Forty-Nine Million (49,000,000) shares shall be Common Stock, par value $0.001 per share, and Eleven Million (11,000,000) shares shall be Preferred Stock, par value $0.001 per share, 4,000,000 of which shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), 2,294,688 of which shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), 1,250,000 of which shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), 1,070,210 of which shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”) and 866,667 of which shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”).

B. Rights, Preferences and Restrictions of Preferred Stock. Undesignated Preferred Stock, if any, authorized under this Sixth Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended, the “Restated Certificate”) may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Restated Certificate, as the same may hereafter be amended (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The respective rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below in this Division B of Article IV.

1.    Dividend Provisions.

(a) The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.07, $0.16, $0.28, $0.38 and $1.05 per share per annum, respectively, (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date upon which shares of Series E Preferred Stock were first issued (the “Initial Series E Issue Date”)), payable quarterly when, as and if declared by the Board of Directors, except as provided in the following sentence. Until May 1, 2004 such dividends shall not be cumulative; from and after such date, such dividends shall be cumulative and shall accrue on each share from May 1, 2004, from day to day, whether not earned or declared. Any accumulation of dividends on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock shall not bear interest. Cumulative dividends with respect to each share of Series A Preferred Stock, each share of Series B Preferred Stock, each share of Series C Preferred Stock, each share of Series D Preferred Stock and each share of Series E Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, be convertible into additional shares of Common Stock at the applicable Conversion Price (as defined below) then in effect for such series of shares of Preferred Stock (with any fractional share rounded to the nearest whole share, with 0.5 of a share rounding to 1).

(b) Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash shall be governed by the provisions of Subsection 2(d)(ii) below.

2.    Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of each Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock then held by them equal to the sum of (i) $1.00, $2.30, $4.00, $5.45 and $15.00, respectively (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like), plus (ii) an amount equal to all accrued, or declared but unpaid, dividends on such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as the case may be, held by such holder. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the relative liquidation preference each such holder is otherwise entitled to receive.

(b) [Intentionally omitted.]

(c) After the distributions described in Subsection (a) above have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(d) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the Corporation, including a sale of all or substantially all of the assets of the Corporation’s subsidiaries, if such assets constitute substantially all of the assets of the Corporation and such subsidiaries taken as a whole; unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

      (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities to be delivered to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

      (iii) In the event the requirements of this Subsection 2(d) are not complied with, the Corporation shall forthwith either:

(A) Cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) Cancel such transaction, in which event the respective rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(d)(iv) below.

      (iv) The Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the Corporation’s receipt of written consent of the holders of at least 75% of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock entitled to such notice rights or similar notice rights.

3.    Redemption.

(a) (i) The holders of 67% of the aggregate number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding, at any time after the seventh anniversary of the Initial Series E Issue date and upon thirty (30) days prior written notice to the Corporation of such election (the “Redemption Notice”), may require the Corporation to redeem (each a “Mandatory Redemption”) on the dates referenced below (each, a “Mandatory Redemption Date”) the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock set forth opposite such Mandatory Redemption Date below at a price per share equal to the Redemption Price (as defined in paragraph 3 (b)):

MANDATORY REDEMPTION DATE	NUMBER OF SHARES

The date which is 30 days after	One-half (1/2) of the shares of
the date of the Redemption	Series A Preferred Stock, Series B
Notice (the “First Mandatory	Preferred Stock, Series C Preferred
Redemption Date”)	Stock, Series D Preferred Stock
and Series E Preferred Stock then
outstanding

First Anniversary	One-half (1/2) of the shares of
of the First Mandatory	Series A Preferred Stock, Series B
Redemption Date	Preferred Stock, Series C Preferred
Stock, Series D Preferred Stock
and Series E Preferred Stock then
outstanding

Second Anniversary	All remaining shares of Series A
of the First Mandatory	Preferred Stock, Series B Preferred
Redemption Date	Stock, Series C Preferred Stock,
Series D Preferred Stock and
Series E Preferred Stock then
outstanding

Upon receipt of the Redemption Notice from the holders of at least sixty-seven percent (67%) of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding, the Corporation (and each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) will be obligated to redeem the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock specified above on each Mandatory Redemption Date.

(b) The holders of Series A Preferred Stock shall be entitled to receive from the Corporation on a Mandatory Redemption Date an amount in cash for each share of Series A Preferred Stock to be redeemed on such Mandatory Redemption Date (the “Series A Redemption Price”) equal to $1.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like), plus any accrued, or declared but unpaid, dividends on the Series A Preferred Stock as of the First Mandatory Redemption Date. The holders of Series B Preferred Stock shall be entitled to receive from the Corporation on a Mandatory Redemption Date an amount in cash for each share of Series B Preferred Stock to be redeemed on such Mandatory Redemption Date (the “Series B Redemption Price”) equal to $2.30 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) plus any accrued, or declared but unpaid, dividends on the Series B Preferred Stock as of the First Mandatory Redemption Date. The holders of Series C Preferred Stock shall be entitled to receive from the Corporation on a Mandatory Redemption Date an amount in cash for each share of Series C Preferred Stock to be redeemed on such Mandatory Redemption Date (the “Series C Redemption Price”) equal to $4.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) plus any accrued, or declared but unpaid, dividends on the Series C Preferred Stock as of the First Mandatory Redemption Date. The holders of Series D Preferred Stock shall be entitled to receive from the Corporation on a Mandatory Redemption Date an amount in cash for each share of Series D Preferred Stock to be redeemed on such Mandatory Redemption Date (the “Series D Redemption Price”) equal to $5.45 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) plus any accrued, or declared but unpaid, dividends on the Series D Preferred Stock as of the First Mandatory Redemption Date. The holders of Series E Preferred Stock shall be entitled to receive from the Corporation on a Mandatory Redemption Date an amount in cash for each share of Series E Preferred Stock to be redeemed on such Mandatory Redemption Date (the “Series E Redemption Price”) equal to $15.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like) plus any accrued, or declared but unpaid, dividends on the Series E Preferred Stock as of the First Mandatory Redemption Date. As used herein and in Subsections (3)(c) and (3)(d) below, the term “Redemption Date” shall refer to the date on which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are scheduled to be redeemed as provided in Subsection 3(a) and the term “Redemption Price” shall refer to the Series A Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price and the Series E Redemption Price, as the case may be. At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed (the “Company Redemption Notice”). Except as provided in Subsection (3)(c), on or after the Redemption Date, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Company Redemption Notice, and thereupon the Redemption Price of each such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock designated for redemption in the Company Redemption Notice as holders of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. The shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(d) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock designated for redemption in the Company Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the applicable Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to Subsection (3)(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders. From and after the date of such deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor and the right to convert such shares as provided in Section 4 below. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Subsection (3)(d) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 below prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Subsection (3)(d) remaining unclaimed at the expiration of two (2) years following the final Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

4.    Conversion. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

      (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series A Preferred Stock, by dividing $1.00 plus any accrued, or declared but unpaid, dividends with respect to the Series A Preferred Stock by the Series A Conversion Price in effect on the date the certificate is surrendered for conversion. After giving effect to the Corporation’s 3-for-2 split of its Common Stock effected by means of a dividend of 0.5 shares of Common Stock to each share of outstanding Common Stock on August 12, 1999 (the “Stock Split”) pursuant to Subsection 4(d) below, the Conversion Price per share for the Series A Preferred Stock (the “Series A Conversion Price”) shall be $0.667; provided, however that such Series A Conversion Price shall be subject to further adjustment as provided in the previous sentence and as set forth in Subsection 4(d) below.

      (ii) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series B Preferred Stock, by dividing $2.30 plus any accrued, or declared but unpaid, dividends with respect to the Series B Preferred Stock by the Series B Conversion Price in effect on the date the certificate is surrendered for conversion. After giving effect to the Stock Split pursuant to Subsection 4(d) below, the Conversion Price per share for the Series B Preferred Stock (the “Series B Conversion Price”) shall be $1.533; provided, however, that such Series B Conversion Price shall be subject to further adjustment as provided in the previous sentence and as set forth in Subsection 4(d) below.

      (iii) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series C Preferred Stock, by dividing $4.00 plus any accrued, or declared but unpaid, dividends with respect to the Series C Preferred Stock by the Series C Conversion Price in effect on the date the certificate is surrendered for conversion. After giving effect to the Stock Split pursuant to Subsection 4(d) below, the Conversion Price per share for the Series C Preferred Stock (the “Series C Conversion Price”) shall be $2.667; provided, however, that such Series C Conversion Price shall be subject to further adjustment as provided in the previous sentence and as set forth in Subsections 4(d) and 4(e) below.

      (iv) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series D Preferred Stock, by dividing $5.45 plus any accrued, or declared but unpaid, dividends with respect to the Series D Preferred Stock by the Series D Conversion Price in effect on the date the certificate is surrendered for conversion. After giving effect to the Stock Split pursuant to Subsection 4(d) below, the Conversion Price per share for the Series D Preferred Stock (the “Series D Conversion Price”) shall be $3.633; provided, however, that such Series D Conversion Price shall be subject to further adjustment as provided in the previous sentence and as set forth in Subsections 4(d) and 4(e) below.

      (v) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series E Preferred Stock, by dividing $15.00 plus any accrued, or declared but unpaid, dividends with respect to the Series E Preferred Stock by the Series E Conversion Price in effect on the date the certificate is surrendered for conversion. After giving effect to the Stock Split pursuant to Subsection 4(d) below, the Conversion Price per share for the Series E Preferred Stock (the “Series E Conversion Price”) shall be $10.00; provided, however, that such Series E Conversion Price shall be subject to further adjustment as provided in the previous sentence and as set forth in Subsections 4(d) and 4(e) below.

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, at the time in effect immediately upon the earlier of (i) except as provided below in Subsection 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price per share of which is not less than $6.67 (which number gives effect to the Stock Split) (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like subsequent to the Stock Split) and with gross proceeds to the Corporation and selling stockholders therein of at least $10,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series D Conversion Price at the time in effect immediately upon the earlier of (i) except as provided below in Subsection 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price per share of which is not less than $6.67 (which number gives effect to the Stock Split) (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like subsequent to the Stock Split) and with gross proceeds to the Corporation and selling stockholders therein of at least $10,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series D Preferred Stock voting together as a single class. Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series E Conversion Price at the time in effect immediately upon the earlier of (i) except as provided below in Subsection 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price per share of which is not less than $10.00 (which number gives effect to the Stock Split) (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like subsequent to the Stock Split) and with gross proceeds to the Corporation and selling stockholders therein of at least $10,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series E Preferred Stock voting together as a single class.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Subsection 4(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Proportional Conversion Price Adjustments of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. In addition to the weighted average anti-dilution adjustments with respect to the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price as provided in Subsection 4(e) below, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price each shall be subject to proportional adjustments from time to time as follows:

      (i) In the event the Corporation should at any time or from time to time after the Initial Series E Issue Date (other than the Stock Split, which is already reflected herein) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

      (ii) If the number of shares of Common Stock outstanding at any time after the Initial Series E Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Weighted Average Conversion Price Adjustments of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

      (i) In order to limit dilution of the conversion rights granted under this Section 4, the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price also will be subject to adjustment from time to time pursuant to this Subsection 4(e).

      (ii) Except with respect to issuances set forth below in this subparagraph (ii), and except as provided elsewhere in this Subsection 4(e), if and whenever on or after the Initial Series E Issue Date, the Corporation issues or sells, or is deemed to have issued or sold, any shares of its Preferred Stock, including Preferred Stock Equivalents (as defined in Subsection 4(f)(i) below), for consideration per share less than the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be will be reduced to the price (rounded to the nearest whole cent) determined by multiplying the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be by a fraction, the numerator of which shall be (a) the number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (the “Common Stock Deemed Outstanding”) immediately prior to such issue or sale, plus (b) the number of shares of Preferred Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Preferred Stock so issued or sold would purchase at the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be then in effect and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock Deemed Outstanding plus the number of additional shares of Preferred Stock so issued. For example, if after the Initial Series E Issue Date, the Corporation issues 3,000,000 shares of Preferred Stock for consideration per share of $6.67 and assuming 6,750,000 shares of Common Stock are outstanding and that there are 14,000,000 shares of Common Stock Deemed Outstanding (for a total of 20,750,000) immediately prior to such issuance, the initial Series E Conversion Price would be reduced to the price determined by multiplying $10.00, the Series E Conversion Price then in effect (and after having given effect to the Stock Split), by the following fraction:

$6.67 x 3,000,000
20,750,000 + $10.00
20,750,000 + 3,000,000

$20,010,000
=	20,750,000 + $10.00
23,750,000

=	20,750,000 + 2,001,000
23,750,000

=	22,751,000
23,750,000

=	0.95794

resulting in an adjusted Series E Conversion Price of $9.5794 ($10.00 x 0.95794), and an adjusted Series E conversion rate of 1.0439 ($10.00/$9.5794).

No adjustment shall be made to the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, including Preferred Stock Equivalents (as defined below), issued or issuable: (1) pursuant to a transaction or event for which adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price is made pursuant to Subsection 4(d) above; (2) pursuant to a bona fide business or asset acquisition; or (3) to a lender to the Corporation under agreements approved by the Board of Directors at a duly convened meeting or by unanimous written consent.

(f) Effect on Series C Conversion Price, Series D Conversion Price and Series E Conversion Price of Certain Events. For purposes of determining the adjusted Series C Conversion Price, Series D Conversion Price and Series E Conversion Price under Section 4(e) above, the following will be applicable:

(i) If the Corporation in any manner issues or grants any rights, warrants or options to subscribe for or to purchase Preferred Stock or securities convertible into or exchangeable for Preferred Stock (collectively, “Preferred Stock Equivalents”) and the price per share for which Preferred Stock is issuable upon the exercise of, or upon conversion or exchange of, such Preferred Stock Equivalent is less than the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, in effect immediately prior to the time of the granting of such, then the total maximum number of shares of Preferred Stock issuable upon the exercise of, or upon conversion or exchange of, the total maximum amount of such will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this paragraph (f)(i), the “price per share for which Preferred Stock is issuable” will be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of, or conversion or exchange of such Preferred Stock Equivalents, by (b) the total maximum number of shares of Preferred Stock issuable upon the exercise of, or upon the conversion or exchange of, all such Preferred Stock Equivalents. If such Preferred Stock Equivalents by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Preferred Stock issuable upon the exercise, conversion or exchange thereof, then the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Preferred Stock Equivalents or the rights of conversion or exchange under such Preferred Stock Equivalents. Otherwise, no further adjustment of the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, will be made when Preferred Stock is actually issued upon the exercise of, or the conversion or exchange of, such Preferred Stock Equivalents.

      (ii) If the purchase price provided for in any Preferred Stock Equivalents, the additional consideration, if any, payable upon the conversion or exchange of any Preferred Stock Equivalents, or the rate at which any Preferred Stock Equivalents are convertible into or exchangeable for Preferred Stock changes at any time, the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, in effect at the time of such change will be readjusted to the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, which would have been in effect at such time had such Preferred Stock Equivalents still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

      (iii) Upon the expiration of, or the termination of any right to convert or exchange, any Preferred Stock Equivalents without the exercise or conversion or exchange of any such Preferred Stock Equivalents, the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, then in effect hereunder will be adjusted to the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, which would have been in effect at the time of such expiration or termination had such Preferred Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued.

      (iv) If any Preferred Stock or Preferred Stock Equivalents is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. In case any Preferred Stock or Preferred Stock Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value, as determined by a majority of the Board of Directors (the “Fair Market Value”), thereof as of the date of receipt.

      (v) In case any Preferred Stock Equivalent is issued after the Initial Series E Issue Date in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Preferred Stock Equivalent by the parties thereto, the Preferred Stock Equivalent will be deemed to have been issued for a consideration of $0.01.

      (vi) If the Corporation takes a record of the holders of Preferred Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Preferred Stock or Preferred Stock Equivalents or (b) to subscribe for or purchase Preferred Stock or Preferred Stock Equivalents, then such record date will be deemed to be the date of the issue or sale of the shares of Preferred Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g) Other Distributions. In the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents, then, in each such case, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(h) Recapitalizations. If at any time or from time to time after the Initial Series E Issue Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 above) provision shall be made so that the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock, the holders of the Series D Preferred Stock and the holders of Series E Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as the case may be, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(i) No Impairment. The Corporation will not, by amendment of this Restated Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock against impairment.

(j) No Fractional Shares and Certificate as to Adjustments.

      (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with 0.5 being rounded up). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

      (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(m) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5.    Voting Rights.

(a) The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (i) shall have the right to one (1) vote for each share of Common Stock into which such holder’s shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock could then be converted, with full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as required by law or as expressly provided herein, including the Protective Provisions in Section 6 below; (ii) shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation; and (iii) shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with 0.5 being rounded upward).

(b) The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director; the holders of the Common Stock, voting together as a separate class, shall be entitled to elect two (2) directors; and the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock, the holders of Series E Preferred Stock and the holders of Common Stock, voting together as a single class, shall be entitled to elect the remaining members of the Board, if any.

6.    Protective Provisions.

(a) So long as an aggregate of 250,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting or acting, as the case may be, as a single class (unless a greater percentage is required below):

      (i) sell, convey or otherwise dispose of all or substantially all of its property or business; liquidate, dissolve or wind up the Corporation’s business; or merge into or consolidate with any other Corporation (other than a wholly-owned subsidiary corporation); or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a “Corporate Transaction”), unless the Corporation’s stockholders of record as constituted immediately prior to such Corporate Transaction will, immediately after such Corporate Transaction, hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity;

      (ii) declare and distribute any cash dividends among the holders of Common Stock, nor shall the Corporation purchase, redeem or acquire any shares of Common Stock or pay funds into or set aside or make available a sinking fund for the purchase, redemption or acquisition of shares of Common Stock. After payment in full of such preferred dividends, approved as provided above, any further payment of dividends shall be paid pro rata to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (determined on an as-converted basis with respect to outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock); provided, however, the foregoing restrictions shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Corporation or any wholly owned subsidiary of the Corporation (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the proposed sale of such shares;

      (iii) amend or modify any provision of the Restated Certificate or Bylaws so as to affect adversely the rights, preferences or privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock;

      (iv) increase, or otherwise take any action that would have the effect of increasing, the authorized number of directors of the Corporation to more than seven (7);

      (v) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock;

      (vi) authorize or issue, or authorize or effect any reclassification of, or obligate itself to issue, any equity security (other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock), including any other security convertible into or exercisable for any equity security, so as to cause such security to have a preference over, or be on a parity with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock with respect to voting, redemption, dividends or upon liquidation;

      (vii) create any subsidiary of the Corporation, other than a wholly owned subsidiary, or permit any wholly owned subsidiary of the Corporation to issue or sell, except to the Corporation or any other wholly owned subsidiary of the Corporation, any equity security, including any other security convertible into or exercisable for any equity security, of such subsidiary;

      (viii) authorize or issue, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any equity security, of the Corporation to any employee of the Corporation, other than up to 2,500,000 shares of Common Stock, that may be reserved for issuance or otherwise issued under any stock option or other plan or agreement of the Corporation, including, but not limited to, the Corporation’s 1996 Stock Option/Stock Issuance Plan, together with options granted thereunder to purchase such shares, and including any such increases to such stock option or other plan or agreement that the Board of Directors may approve hereafter from time to time; or

      (ix) amend any of the provisions set forth in this Section 6, which shall require the approval of the holders of seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting or acting, as the case may be, as a single class.

(b) Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by the Restated Certificate, so long as there are (v) any shares of Series A Preferred Stock then outstanding, with respect to any change made to the Series A Preferred Stock, (w) any shares of Series B Preferred Stock then outstanding, with respect to any change made to the Series B Preferred Stock pursuant to this Subsection 6(b), (x) any shares of Series C Preferred Stock then outstanding, with respect to any change made to the Series C Preferred Stock, (y) any shares of Series D Preferred Stock then outstanding, with respect to any change made to the Series D Preferred Stock, or (z) any shares of Series E Preferred Stock then outstanding, with respect to any change made to the Series E Preferred Stock, the Corporation will not, without the approval of the holders of a majority of the then outstanding shares of any adversely affected series, voting separately as a series:

      (i) amend this Restated Certificate to change or modify in an adverse manner any of the rights, preferences or privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be; or

      (ii) amend this Restated Certificate to increase or decrease (other than by redemption pursuant to Section 3 or conversion pursuant to Section 4) the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be.

7.    Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be converted pursuant to Section 4 above, or in the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be redeemed pursuant to Section 3 above, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Restated Certificate shall be amended at such time or times as the Corporation deems it reasonably practicable to effect the corresponding reduction in the Corporation’s authorized capital stock.

8.    Qualified Public Offering. A “Qualified Public Offering” means any underwritten offering by the Corporation of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, then in effect, or any comparable statement under any similar federal statute then in force, in which (a) the aggregate cash proceeds to be received by the Corporation and selling shareholders from such offering (without deducting underwriting discounts, expenses and commissions) are at least $10,000,000, and (b) the price per share paid by the public for such shares is at least $10.00 (as appropriately adjusted for any stock split, stock dividends, combinations, recapitalizations and the like subsequent to the Stock Split).

4.2 Effective as of a Qualified Public Offering (as defined in Section B.8 of Section 4.1 above), the Corporation’s capital stock shall be comprised as follows:

A. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 200,000,000, (a) 175,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (b) 25,000,000 of which shall be Preferred Stock, par value $0.001 per share.

B. Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C. Preferred Stock.

1. Series. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

2. Rights and Preferences. The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(b) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(c) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(d) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(g) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ARTICLE VII

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

A. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified. At the first annual meeting of stockholders following the closing of the initial public offering (the “First Public Company Annual Meeting”) of the Corporation’s capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Initial Public Offering”), the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors designated and elected at the First Public Company Annual Meeting. At each annual meeting after the First Public Company Annual Meeting, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

B. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XII

Effective upon the closing of the Initial Public Offering, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

ARTICLE XIII

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles IX, XI or XII or any provisions thereof.

ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CROSSROADS SYSTEMS, INC.,

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Crossroads Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on August 21, 2002;

RESOLVED, that pursuant to the authority granted to and vested in the board of directors of the Corporation (hereinafter the “Board”) in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, the Board hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be One Hundred Seventy-Five Thousand (175,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(a)   Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, each holder of a share of Series A Preferred Stock, in preference to the holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when declared by the Board out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Corporation shall, at any time after August 21, 2002 (the “Rights Declaration Date”), declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in snares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)   The Corporation shall declare a dividend or distribution on the shares of Series A Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in no event shall a dividend or distribution be declared by the Board on the Common Stock for which it does not declare and pay the dividend required to be declared on the Preferred Stock pursuant to Section 2(a).

(c)   Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)   Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Rights Declaration Date, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(b)   Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)   Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a)   Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)   declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the shares of Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(b)   redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

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Section 5. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 6. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the certificate of incorporation, or in any other certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 7. Liquidation, Dissolution or Winding Up.

(a)   Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (x) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment (the “Series A Liquidation Preference”) and (y) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the product of 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall, at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)   In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and such parity shares in proportion to their respective liquidation preferences.

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Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or any other property (or into the right to receive any of the foregoing), then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged, converted or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, changed or exchanged. In the event the Corporation shall, at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 9. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 10. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 11. Amendment. The certificate of incorporation of the Corporation shall not be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

[Signature page follows]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation as of the date first written above.

CROSSROADS SYSTEMS, INC.

By:	/s/ Brian R. Smith
Name: Brian R. Smith
Title: Chairman, President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:21 PM 04/28/2006
FILED 06:21 PM 04/28/2006
SRV 060399538 - 2662618 FILE

CERTIFICATE OF AMENDMENT TO THE
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CROSSROADS SYSTEMS, INC.

Adopted in accordance with the provisions of
Section 242 of the General Corporation
Law of the State of Delaware

CROSSROADS SYSTEMS, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

1.         The name of the Corporation is Crossroads Systems, Inc.

2.         The Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed by the Secretary of State of Delaware on October 19,1999.

3.         Article IV of the Sixth Amended and Restated Certificate of Incorporation is hereby amended and restated in full to be and read as follows:

“ARTICLE IV

4.1          Intentionally Omitted.

4.2          The Corporation’s capital stock shall be comprised as follows:

A.          Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 100,000,000, (a) 75,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (b) 25,000,000 of which shall be Preferred Stock, par value $0.001 per share.

B.          Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C.     Preferred Stock.

1.            Series. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

2.           Rights and Preferences. The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a)      the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(b)      whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(c)      the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(d)      whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e)      whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(f)       the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

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(g)       any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.”

4.             Article X, Paragraph A. of the Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in full to be and read as follows:

“A.      At each annual meeting of stockholders, including the annual meeting of stockholders in 2006, the terms of all directors shall expire upon the election and qualification of their successors and all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualified.”

*           *           *           *           *

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IN WITNESS WHEREOF, Crossroads Systems, Inc. has caused this certificate to be signed by its duly authorized officer this April 28,2006.

CROSSROADS SYSTEMS, INC.

By:	/s/ ROBERT C. SIMS
Robert C. Sims
President and Chief
Executive Officer